EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-179937, 333-157785, 333-103451 and 333-125276 on Form S-3 and Registration Statement Nos. 333-183532, 333-126248, 333-58817, 333-50289 and 333-50205 on Form S-8 of our report dated February 15, 2013, appearing in this Annual Report on Form 10-K of Helix Energy Solutions Group, Inc. for the year ended December 31, 2014 relating to the financial statements of Independence Hub, LLC as of and for the year ended December 31, 2012.

/s/ Deloitte & Touche LLP

Houston, Texas
February 18, 2015